Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION
          DALLAS, Texas, February 17, 2006 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.123749 per unit, payable on March 14, 2006, to unit holders of record on February 28, 2006.
     This month’s distribution decreased from the previous month due primarily to an interruption in oil and gas production on the Waddell Ranch due to freezing weather. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 62,762 bbls and 288,974 mcf. The average price for oil was $52.86 per bbl and for gas was $9.93 per mcf. This would primarily reflect production for the month of December. Capital expenditures were approximately $20,000. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at
http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877 .228.5085